Exhibit 14.1 – Code of Ethics

LUCAS ENERGY, INC.

(Under Section 406 of the Sarbanes Oxley Act of 2002)

     This Code of Ethics is designed to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure of financial information in the periodic reports of Lucas Energy, Inc. (the "Company"), and compliance with applicable laws, rules, and regulations.

APPLICABILITY OF THE CODE

     This Code of Ethics (the "Code") applies to the Company's directors, officers, and operating management, and any other individuals that conduct business on the behalf of the Company, or that are involved in the preparation of financial statements or involved with the assessment of internal disclosure controls over financial reporting, including but not limited to any individuals who prepare or provide data for use in the Company financial statements or in its statutory filings with the Securities and Exchange Commission (“SEC”) or other regulatory bodies.   The persons listed above are referred to as the "Covered Persons."

HONEST AND ETHICAL CONDUCT

     In performing his or her duties, each of the Covered Persons will act in accordance with high standards of honest and ethical conduct including taking appropriate actions to permit and facilitate the ethical  handling  and  resolution  of  actual  or  apparent  conflicts  of  interest  between  personal  and professional relationships.

     In addition, each of the Covered Persons will promote high standards of honest and ethical conduct among employees who have responsibilities in the areas of accounting, audit, tax, and financial reporting and other employees throughout the Company.

FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE

     In performing his or her duties, each of the Covered Persons will endeavor to promote, and will take appropriate action within his or her areas of responsibility to cause the Company to provide, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

     In performing his or her duties, each of the Covered Persons will, within his or her areas of responsibility, engage in, and seek to promote, full, fair and accurate disclosure of financial  and other information to, and open and honest discussions with, the Company's outside auditors.

COMPLIANCE WITH APPLICABLE LAWS, RULES, AND REGULATIONS

     In performing his or her duties, each of the Covered Persons will endeavor to comply, and take appropriate action within his or her areas of responsibility to cause the Company to comply, with applicable  governmental  laws,  rules,  and  regulations  and  applicable  rules  and  regulations  of  self regulatory organizations.

     Each of the Covered Persons will promptly provide the Company's general counsel or the Company's  audit  committee  with  information  concerning  conduct  the  Covered  Person  reasonably believes to constitute a material violation by the Company, or its directors or officers, of the securities laws, rules or regulations or other laws, rules, or regulations applicable to the Company.

REPORTING VIOLATIONS OF THE CODE

     Each of the Covered Persons will promptly report any violation of this Code to the Company's general counsel or to the Company's audit committee, as applicable.

WAIVER AND AMENDMENT OF THE CODE

     The Company's audit committee, as well as the Company's board of directors, will have the authority to approve a waiver from any provision of this Code. The Company will publicly disclose information concerning any waiver or an implicit waiver of this Code as required by applicable law. A waiver means the approval of a material departure from a provision of this Code. The Company will publicly disclose any substantive amendment of this Code as required by applicable law.

ACCOUNTABILITY FOR ADHERENCE TO THE CODE

     The Company's audit committee will assess compliance with this Code, report violations of this Code to the Board of Directors, and, based upon the relevant facts and circumstances, recommend to the  Board  appropriate  action.  A  violation  of  this  Code  may  result  in  disciplinary  action  including termination of employment.